Exhibit 99.1

RAYMOND B. RUDDY APPOINTED TO MAXIMUS BOARD OF DIRECTORS

(RESTON, VA – August 24, 2004) – MAXIMUS (NYSE: MMS), a leading provider of consulting, health and human services program management, and information technology services to government, announced today the appointment of Raymond B. Ruddy to the Company’s Board of Directors.

Mr. Ruddy, 61, retired from MAXIMUS in 2001 after nearly 17 years with the Company.  Mr. Ruddy was President of the MAXIMUS Consulting Group as well as Chairman of the Board.  He has been involved in charitable activities since his retirement.

Mr. Ruddy holds a B.S. in Economics from Holy Cross College and an M.B.A. from the Wharton School of Business of the University of Pennsylvania.  Before joining MAXIMUS in 1985, Mr. Ruddy served in various capacities as a partner at Touche Ross & Company, including Director of Management Consulting in New England and Associate National Director of Consulting.

“We welcome Ray Ruddy back to MAXIMUS and look forward to his contributions to the Company,” commented Peter B. Pond, Chairman of the Board.  “His broad consulting experience as well as his intimate familiarity with the operations of MAXIMUS will be invaluable to the Board and the management team of the Company as we seek to build on the foundation established by David Mastran who announced his planned retirement earlier this month.”

MAXIMUS is one of America’s leading government services companies devoted to providing program management, consulting and information technology services.  The Company has more than 5,500 employees located in more than 280 offices in the United States, Canada and Australia.  In 1999, 2001, 2002, and 2003 MAXIMUS was selected by Forbes Magazine as one of the Best 200 Small Companies in America for that year.  MAXIMUS was selected by Business Week Magazine as one of the 100 Best Hot Growth Small Companies in 1999, 2000, 2001, and 2002.  Additionally, MAXIMUS is included in the Russell 2000 Index and the S&P SmallCap 600 Index.

Statements that are not historical facts, including statements about the Company’s confidence and strategies and the Company’s expectations about revenue, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company’s products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company’s most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (file number 001-12997).

CONTACTS:

Lisa Miles

Investor Relations

703.251.8637

Rachael Rowland

Public/Media Relations

703.251.8688